Exhibit 10.1

EXECUTION VERSION

PURCHASE AGREEMENT

between

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

and

CLST ASSET I, LLC

Dated as of November 10, 2008

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

		Page

SECTION 9.06.	Entire Agreement	20
SECTION 9.07.	Severability	20
SECTION 9.08.	Consent to Jurisdiction	20
SECTION 9.09.	Governing Law	20
SECTION 9.10.	Waiver of Jury Trial	20

EXHIBITS

Exhibit A — Certain Definitions

Exhibit B — Form of Assignment of the FCC Equity Interests

PURCHASE AGREEMENT

PURCHASE AGREEMENT dated as of November 10, 2008 (this “Agreement”), between CLST Asset I, LLC, a Delaware limited liability company (the “Purchaser”), and Drawbridge Special Opportunities Fund LP, a Delaware limited partnership (the “Seller”).

WHEREAS, the Seller owns one hundred percent (100%) of the equity interests in FCC Investment Trust I, a Delaware statutory trust (the “Company”), the only assets of which are a portfolio of receivables (which, for the avoidance of doubt, shall not include certain charged-off receivables previously identified in writing by the Seller to the Purchaser and which charged-off receivables have been sold to a third party prior to the date hereof) (individually, each a “Receivable” and collectively, the “Receivables”);

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all the equity interests (and all ancillary rights and benefits in connection therewith) in the Company (the “FCC Equity Interests”); and

WHEREAS, certain capitalized terms used herein are defined in Exhibit A hereto, which Exhibit is incorporated into this Agreement and made a part hereof.

Accordingly, the parties hereby agree as follows:

ARTICLE I

Purchase and Sale of the FCC Equity Interests

SECTION 1.01.      Purchase and Sale of the FCC Equity Interests.  At least three (3) Business Days in advance of the proposed purchase date, the Purchaser shall provide the Seller a purchase notice specifying (a) the proposed purchase date, (b) the cut-off date with respect to the Receivables, and (c) the proposed Purchase Price (the “Purchase Notice”).  Within one (1) Business Day of receipt of the Purchase Notice, the Seller shall provide the Purchaser an accurate and complete listing of all Receivables held by the Company as of the cut-off date specified in the Purchase Notice (the “Receivables List”).  Upon the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, the FCC Equity Interests for the Purchase Price (as defined below) in cash, on or before the proposed purchase date.  The date on which the consummation of the Transactions actually occurs shall be referred to as the “Purchase Date”.

SECTION 1.02.      Transactions To Be Effected on the Purchase Date.  On the Purchase Date subject to the terms and conditions of this Agreement:

(a)  The Seller shall deliver to the Purchaser a duly executed instrument of assignment of the FCC Equity Interests, in substantially the form of Exhibit B hereto (the “Assignment”);

(b)  The Purchaser shall deliver, or cause to be delivered, to the Seller payment, by wire transfer to a bank account designated in writing by the Seller (which designation shall be made at least two (2) Business Days prior to the Purchase Date) in immediately available funds, an amount equal to the Purchase Price; and

(c)  The Seller shall deliver to the Purchaser (or its designated custodian) the Required Receivable File with respect to each Receivable.

SECTION 1.03.      Purchase Price.  With respect to the purchase of the FCC Equity Interests, the Purchaser shall pay a purchase price on the Purchase Date equal to the amount determined based on the Eligible Receivables owned by the Company as of the cut-off date specified in the Purchase Notice and approved by the Purchaser as of the Purchase Date (the “Purchase Price”).

SECTION 1.04.      Certain Payments from Obligors.  If the Seller receives any payment from an Obligor following the Purchase Date with respect to any Receivable, it shall hold all such amounts in trust for the Company and shall forward such payment to the Company within two (2) Business Days after receipt thereof.

ARTICLE II

Representations and Warranties
Relating to the Seller and the FCC Equity Interests

The Seller hereby represents and warrants to the Purchaser as of the date of this Agreement and as of the Purchase Date, as follows:

SECTION 2.01.      Organization, Standing and Power.  The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets, including the FCC Equity Interests, and to conduct its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

SECTION 2.02.      Authority; Execution and Delivery; Enforceability.  The Seller has full power and authority to execute, deliver and perform this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement (the “Ancillary Agreements”) to which it is a party and to consummate the Transactions.  The execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Seller of the Transactions have been duly authorized by all necessary limited partnership action.  The Seller has duly executed and delivered this Agreement, and prior to the Purchase Date, will have duly executed and delivered each Ancillary Agreement to which it is a party, and this Agreement constitutes, and each Ancillary Agreement to which it is a party will,  on and after the Purchase Date, constitute, its valid and legally binding obligation, enforceable against it in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

SECTION 2.03.      No Conflicts; Consents.  The execution and delivery by the Seller of this Agreement do not, the execution and delivery by the Seller of each Ancillary Agreement to which it is a party do not and will not, and the consummation of the Transactions and compliance by the Seller with the terms hereof and thereof do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Seller under, any provision of (a) the Seller’s organizational documents, (b) any legally binding contract, lease, license, indenture or agreement, or other legally binding arrangement, to which the Seller is a party or by which any of its properties or assets is bound or (c) any stay, judgment, order or decree or statute, law, ordinance, rule or regulation, domestic or foreign, applicable to the Seller or its properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.  No consent, approval, waiver, license, permit, order or authorization of, or registration, declaration, notification or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign is required to be obtained or made by or with respect to the Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Transactions, other than those which if not obtained or made would not reasonably be expected to have a Seller Material Adverse Effect.

SECTION 2.04.      The FCC Equity Interests.  The FCC Equity Interests represent one hundred percent (100%) of the equity interests in the Company.  Except for the FCC Equity Interests, there are no equity interests of the Company issued, reserved for issuance or outstanding.  The Seller has good and valid title to the FCC Equity Interests, free and clear of all Liens.  Upon completion of the transactions to be effected on the Purchase Date, good and valid title to the FCC Equity Interests will pass to the Purchaser, free and clear of any Liens, other than those arising from acts of the Purchaser or its Affiliates.

SECTION 2.05.      Receivables.  (i)  The Receivables List is an accurate and complete listing of all the Receivables held by the Company on the cut-off date specified in the Purchase Notice and the information contained therein with respect to the identity of such Receivables and the amounts owing thereunder is true, correct and complete as of the Purchase Date, and (ii) all Receivables held by the Company on the cut-off date specified in the Purchase Notice constitute Eligible Receivables as of such cut-off date.

SECTION 2.06.      Breach of Certain Representations and Warranties; Purchase.  The parties hereto hereby agree that if there is a breach of any representation or warranty made by the Seller in Section 2.05 relating to whether a Receivable is an Eligible Receivable on the cut-off date, the party discovering such breach shall promptly notify the other party that such breach has occurred.  Unless such breach shall have been remedied within thirty (30) business days of delivery of any such notice, the Seller hereby agrees to purchase such Receivable no later than five (5) Business Days thereafter, in cash, for a purchase price equal to that portion of the Purchase Price allocable to such Receivable (less any principal payments received by the Purchaser thereon since the cut-off date).  Each of the Seller and the Purchaser agrees to execute and deliver from time to time such documents and instruments as reasonably requested by the other party hereto to give effect to the provisions of this Section 2.06.  The exclusive remedy for a breach of any representation or warranty made by the Seller in Section 2.05 shall be the remedy provided in this Section 2.06.

SECTION 2.07.      Solvency.  The Seller is not subject to any Insolvency Proceedings or Insolvency Event.  After giving effect to the Transaction, the Seller is and will be Solvent and able to pay its debts as they come due, and has and will have adequate capital in light of its business.

SECTION 2.08.      Nature of Purchases.  On the Purchase Date, the Purchaser has given reasonably equivalent value to the Seller in consideration for the Transaction.

SECTION 2.09.      Brokers or Finders.  No agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the Transactions based upon arrangements made by or on behalf of the Seller.

SECTION 2.10.      Proceedings.  There are no actions, suits, arbitrations, mediations, proceedings, investigations or inquiries, whether civil, criminal or administrative, pending or, to the knowledge of the Seller, threatened against the Seller that (i) assert the invalidity of this Agreement or any Ancillary Agreement to which the Seller is a party or (ii) would prevent it from performing its duties under this Agreement or any Ancillary Agreement to which the Seller is a party.  The Seller is not a party or subject to or in default under any stay, judgment, order or decree.

ARTICLE III

Representations and Warranties
Relating to the Company

The Seller hereby represents and warrants to the Purchaser as of the date of this Agreement and as of the Purchase Date, as follows:

SECTION 3.01.      Organization and Standing.  The Company is a Delaware statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets (including the Receivables) and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.02.      Equity of the Company.  The FCC Equity Interests owned by the Seller represent one hundred percent (100%) of the equity interests in the Company.  Except for the FCC Equity Interests, there are no equity interests of the Company issued, reserved for issuance or outstanding.  The FCC Equity Interests are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of agreement to which the Company is a party or otherwise bound.  As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (a) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, directly or indirectly, additional equity interests in, or any security convertible or exercisable for or exchangeable into any equity interest in, the Company or (b) obligating the Company to issue, grant, extend or enter into, directly or indirectly, any such option, warrant, right, unit, commitment, contract, arrangement or undertaking.  As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests of the Company.

SECTION 3.03.      No Conflicts; Consents.  The consummation of the Transactions do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (a) the Certificate of Trust or the Trust Agreement (as defined in the Credit Agreement) of the Company, (b) any legally binding contract, lease, license, indenture or agreement, or other legal binding arrangement, to which the Company is a party or by which any of its properties or assets is bound or (c) any stay, judgment, order or decree or statute, law, ordinance, rule or regulation, domestic or foreign, applicable to the Company or its properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  No consent, approval, waiver, license, permit, order or authorization of, or registration, declaration, notification or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by the Company in connection with the consummation of the Transactions, other than those which if not obtained or made would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.04.      [Reserved].

SECTION 3.05.      Assets of the Company.  The Company does not hold or own any assets other than the Receivables and the other Company Assets.  The Company has good and valid title to the Receivables and all other Company Assets, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, “Liens”).  None of the Mortgage Contracts or Non-Mortgage Contracts that constitute or evidence the Receivables has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person (other than the Administrative Agent).

SECTION 3.06.      Contracts.  As of the date of this Agreement, the Company is not party to any contract or agreement except that certain Receivables Loan and Security Agreement, dated as of November 2, 2006, by and among the Company, Fortress Credit Corp., as a lender and as the agent, and U.S. Bank National Association, as the custodian and the agent’s bank (the “Existing Loan Agreement”); it being understood that such agreement shall be terminated by the proceeds of the Transactions and any Liens arising thereunder shall be released.

SECTION 3.07.      Employees and Benefit Plans.  Since the date of formation of the Company, and as of the date of this Agreement, the Company has not had and does not have any employees. The Company has not sponsored, maintained or contributed to any employee benefit plan within the meaning of Section 3(3) of ERISA or any employee pension benefit plan within the meaning of Section 3(2) of ERISA the Company does not have any liability for life, health, medical or other welfare benefits to present or former employees or beneficiaries or dependents thereof.

SECTION 3.08.      Taxes.

(a)  The Company has not filed any Tax Returns on a separate entity basis.  The Seller has, in respect of the Company, the FCC Equity Interests and the Receivables, filed all Tax Returns which are required to be filed and has timely paid all Taxes shown to be due on such Tax Returns and has paid all other material Taxes for which the Company is liable on or prior to the date hereof.

(b)  No Tax Return of the Company is under audit or examination by any taxing authority to the knowledge of the Seller.  No written notice of an audit or examination has been received by the Company.

(c)  The Company is not party to or bound by any tax sharing agreement, tax indemnity obligation or similar contract with respect to Taxes (including any advance pricing agreement, closing agreement or other contract relating to Taxes with any taxing authority).

(d)  The Company is not and has never been treated as a “corporation” within the meaning of Treas. Reg. § 301.7701-2(b).

SECTION 3.09.      Proceedings.  There are no actions, suits, arbitrations, mediations, proceedings, investigations or inquiries, whether civil, criminal or administrative pending or, to the knowledge of the Seller, threatened against the Seller or the Company.  To the knowledge of the Seller, neither the Seller nor the Company is a party or subject to or in default under any stay, judgment, order or decree.

SECTION 3.10.      Solvency.  Neither the Company nor the Seller is the subject of any Insolvency Proceedings or Insolvency Event.  The transactions under this Agreement and any other Ancillary Document to which the Seller is a party do not and will not render the Seller not Solvent.

SECTION 3.11.      Organizational Documents.  The Company has delivered full, accurate and complete copies of its Certificate of Trust, the Trust Agreement and all of its other organizational documents to the Purchaser.

SECTION 3.12.      Financial Statements.  The Company has submitted to the Purchaser all consolidated unaudited financial statements and any other financial statements that the Purchaser has requested prior to the Purchase Date (the “Financial Statements”) and there has been no Company Material Adverse Effect since the date of the most recent Financial Statements submitted to the Purchaser.

SECTION 3.13.      Compliance with Applicable Law.  To the knowledge of the Seller, the Company is in compliance with all Applicable Laws and has all permits necessary for the conduct of its business, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company has not received any written notice from any governmental authority that alleges that the Company is not in compliance in any material respect with any Applicable Law.

SECTION 3.14.      No Undisclosed Liabilities.  To the knowledge of the Seller, other than as disclosed in the Financial Statements, the Company has no liabilities or obligations that would be required to be disclosed in the Financial Statements except liabilities and obligations incurred in the ordinary course of business since the date of the most recent Financial Statements.

SECTION 3.15.      Reports Accurate.  To the knowledge of the Seller, all information, exhibits, schedules, financial statements, documents, books, records, contracts or reports furnished by or on behalf of the Seller or the Company to the Purchaser pursuant to or in connection with this Agreement are true, correct and complete in all material respects.

SECTION 3.16.      Location of Offices.  The Company’s location (within the meaning of Article 9 of the UCC) is Delaware.  The complete legal name of the Company is “FCC Investment Trust I” and the Company has not changed its name (whether by amendment of its certificate of formation, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location for purposes of the applicable UCC within the four (4) months preceding the Purchase Date.

SECTION 3.17.      Lockbox Accounts.  The only accounts to which Obligors have been directed to send collections on the Receivables are the “Lockbox Accounts” (as defined in the Credit Agreement).

SECTION 3.18.      Trade Names.  The Company has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

SECTION 3.19.      Sale Agreement.  This Agreement is the only agreement or arrangement pursuant to which the Seller has contracted to sell the FCC Equity Interests.

ARTICLE IV

Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Seller as of the date of this Agreement and as of the Purchase Date, as follows:

SECTION 4.01.      Organization, Standing and Power.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.02.      Authority; Execution and Delivery; Enforceability.  The Purchaser has full power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions.  The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Purchaser of the Transactions have been duly authorized by all necessary limited liability company action.  The Purchaser has duly executed and delivered this Agreement and, prior to the Purchase Date, will have duly executed and delivered each Ancillary Agreement to which it is a party, and this Agreement constitutes, and each Ancillary Agreement to which it is a party will, on and after the Purchase Date, constitute, its valid and legally binding obligation, enforceable against it in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

SECTION 4.03.      No Conflicts; Consents.  The execution and delivery by the Purchaser of this Agreement do not, the execution and delivery by the Purchaser of each Ancillary Agreement to which it is a party do not and will not, and the consummation of the Transactions and compliance by the Purchaser with the terms hereof and thereof do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under, any provision of (a) the Purchaser’s organizational documents, (b) any legally binding contract, lease, license, indenture or agreement, or other legally binding arrangement to which the Purchaser is a party or by which any of its properties or assets is bound or (c) any stay, judgment, order or decree or statute, law, ordinance, rule or regulation, domestic or foreign, applicable to the Purchaser or its properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.  No material consent, approval, waiver, license, permit, order or authorization of, or registration, declaration, notification or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign is required to be obtained or made by the Purchaser in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Transactions, other than (i) those that may be required solely by reason of the Seller’s (as opposed to any other third party’s) participation in the Transaction or (ii) those which if not obtained or made would not reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.04.      Brokers or Finders.  No agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

SECTION 4.05.      Availability of Funds.  Subject to the execution and delivery of the Credit Agreement by the parties thereto, on the Purchase Date, the Purchaser will have cash available or has existing borrowing facilities that together are sufficient to enable it to consummate the Transactions.

ARTICLE V

Covenants

SECTION 5.01.      Covenants Relating to Conduct of Business of the Company.  (a)  In the event the date of this Agreement is not the Purchase Date, then at all times prior to the Purchase Date the Seller shall cause the business of the Company to be conducted in the ordinary course in substantially the same manner as previously conducted.  The Seller shall not, and shall not permit the Company to, take any action that would reasonably be expected to result in any of the conditions to the purchase and sale of the FCC Equity Interests set forth in Article VI not being satisfied.  In addition, from the date hereof until the Purchase Date, the Seller shall not permit the Company to do any of the following without the prior written consent of the Purchaser:

(i)            amend the Company’s organizational documents or governing instruments;

(ii)           incur or assume any liabilities, obligations or indebtedness or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business and consistent with past practice;

(iii)          waive any claims or rights of material value;

(iv)          acquire by merging or consolidating with, or by purchasing all or substantially all the assets of, by purchasing a majority of the voting securities of or a majority equity interest in, or by any other manner, any business or any other Person;

(v)           sell, lease, license or otherwise dispose of any Receivables or any of its other assets that are material to the Company or sell, pledge, assign, transfer, grant, create, incur, assume or suffer to exist any Lien on any Receivables;

(vi)          enter into any lease of real property; or

(vii)         authorize or commit to take the foregoing actions.

(b)  Advise of Changes.  The Seller shall promptly (and in any event within two (2) Business Days of discovery) advise the Purchaser in writing of the occurrence of any matter or event that after the date of this Agreement would reasonably be expected to result in a Company Material Adverse Effect or a Seller Material Adverse Effect.

SECTION 5.02.      Covenants Relating to Conduct of Business of the Purchaser.

(a)  The Purchaser shall not take any action that would reasonably be expected to result in any of the conditions to the purchase and sale of the FCC Equity Interests set forth in Article VI not being satisfied.

(b)  Advise of Changes.  The Purchaser shall promptly advise the Seller in writing of the occurrence of any matter or event after the date of this Agreement that would reasonably be expected to result in a Purchaser Material Adverse Effect.

SECTION 5.03.      Reasonable Efforts.  On the terms and subject to the conditions of this Agreement, each party shall cooperate with the other party, and use all reasonable efforts (except where a different standard is otherwise established), to cause the Transactions to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements.

SECTION 5.04.      Expenses.  Whether or not the Transaction is consummated and except as set forth in Article VIII, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transaction shall be paid by the party incurring such expense.

SECTION 5.05.      Tax Matters.

(a)  Tax Indemnification.  The Seller shall be liable for and pay (and shall indemnify Purchaser and the Company against) all Taxes applicable to the Company, the FCC Equity Interests and the Receivables, in each case attributable to taxable years or periods ending on or prior to the close of business on the Purchase Date and, with respect to any taxable year or period beginning before and ending after the Purchase Date, (any such period, a “Straddle Period”), the portion of such Straddle Period ending on the close of business on the Purchase Date.  The Purchaser shall be liable for and pay (and shall indemnify the Seller against) all Taxes applicable to the Company, the FCC Equity Interests and the Receivables, in each case attributable to taxable years or periods beginning after the close of business on the Purchase Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the close of business on the Purchase Date.  For purposes of this Section 5.05(a), any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of business on the Purchase Date, and the other beginning immediately thereafter, provided that property Taxes and similar ad valorem Taxes shall be allocated on a daily basis.

(b)  Tax Returns.  The Seller will, and shall cause its affiliates to, report all U.S. federal and applicable state and local income and franchise Tax items (“Income Tax Items”)

attributable to its ownership of the FCC Equity Interests and related Receivables up to and including the Purchase Date on its timely filed (after taking into account any extensions) U.S. federal and applicable state and local income and franchise Tax returns.  The Purchaser or the Company, as the case may be, will, and shall cause its controlled affiliates to, report all Income Tax Items attributable to its ownership of the FCC Equity Interests and related Receivables, as the case may be, after the Purchase Date on its timely filed (after taking into account any extensions) U.S. federal and applicable state and local income and franchise Tax returns.

(c)  Transfer Taxes.  Notwithstanding Section 5.05(a) or (b), any sales Tax, use Tax, real property transfer or gains Tax, asset transfer Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Company or the FCC Equity Interests shall be borne equally by the Purchaser and the Seller.  The Purchaser, on the one hand, and the Seller, on the other hand, agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

(d)  Tax Contest.  The Purchaser shall promptly notify the Seller in writing upon receipt by the Purchaser or any of its affiliates of notice of any pending or threatened U.S. federal, state, local or foreign Tax audits, examinations or assessments which may materially affect the Tax liabilities for which the Seller would be required to indemnify any Purchaser Indemnitee pursuant to this Section 5.05.  The Seller shall have the sole right to control any such Tax audit or administrative or court proceeding with respect to Tax liabilities for which it would be required to indemnify the Purchaser.  Neither the Purchaser nor any of its affiliates may settle any Tax claim which may be the subject of indemnification by the Seller under this Section 5.05 without the prior written consent of the Seller, which consent may be withheld in the sole discretion of the Seller.  If there shall be any conflicts between the provisions of this Section 5.05(d) and any other provision of this Agreement, the provisions of this Section 5.05(d) shall control with respect to Tax contests.

(e)  Cooperation.  Each of the Seller and the Purchaser shall (and shall cause their respective controlled affiliates to):  (i) provide reasonable assistance to the other party in preparing any Tax Returns which such other party is responsible for preparing and filing; (ii) reasonably cooperate in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns relating to the Company, the FCC Equity Interests or the Receivables; (iii) make available to the other party and to any taxing authority, as reasonably requested, all information, records, and documents relating to Taxes (or copies of the relevant portions thereof) relating to the Company, the FCC Equity Interests or the Receivables; (iv) provide timely notice to the other party in writing of any pending or threatened Tax audits, examinations or assessments relating to the Company, the FCC Equity Interests or the Receivables for taxable periods for which the other party may have a liability under this Section 5.05; and (v) furnish the other party with copies of all correspondence (or relevant portions thereof) received from any taxing authority in connection with any Tax audit or information request with respect to any taxable period for which the other party may have a liability under this Section 5.05.

SECTION 5.06.      Further Assurances.  During the one-year period immediately following the Purchase Date, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably request to consummate the Transactions, including, in the case of the Seller, executing and delivering to the Purchaser such assignments, deeds, bills of sale, consents and other instruments as the Purchaser may reasonably request to effect the Transactions, the filing of all financing statements (or amendments thereto) or other similar instruments or documents necessary under the Uniform Commercial Code or any comparable law of all appropriate jurisdictions, to perfect the Purchaser’s ownership interest in the FCC Equity Interests and the Company’s ownership interest in the Receivables and such other action to perfect, protect or more fully evidence the interest of the Purchaser or the Company therein.  Upon discovery by a party to this Agreement of an inaccuracy in any of its representations and warranties, such party shall give the other party prompt written notice thereof.

SECTION 5.07.      Public Announcements.  The parties hereto each agree to (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the Transactions, (b) provide to each other party for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and, unless such issuance is required by law, the receipt of the prior consent of the other parties to this Agreement.

SECTION 5.08.      Existing Loan Agreement.  The Seller will use the proceeds of the Transactions to pay off in full any indebtedness under the Existing Loan Agreement and will secure the complete and unconditional release by the lender(s) thereunder of all Liens thereunder.

ARTICLE VI

Conditions Precedent

SECTION 6.01.      Conditions to Each Party’s Obligation.  The obligation of the Purchaser and the Seller to complete the Transactions is subject to the satisfaction or waiver by both the Purchaser and the Seller on or prior to the Purchase Date, of each of the following conditions:

(a)  Governmental Approvals.  All material consents of, or filings with, any governmental authority necessary for the consummation of the Transactions shall have been obtained or made.

(b)  No Injunctions or Restraints.  No Applicable Law or injunction enacted, entered, promulgated, enforced or issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect.

SECTION 6.02.      Conditions to Obligation of the Purchaser.  The obligation of the Purchaser to complete the Transactions is subject to the satisfaction (or waiver by the Purchaser) on or prior to the Purchase Date, of each of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of the Seller made in this Agreement and the Ancillary Agreements shall be true and correct in all material respects as of the date of this Agreement and as of the Purchase Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct as of such other date), and except to the extent that such representations and warranties are qualified by materiality or by reference to a “Material Adverse Effect” (in which case such representations and warranties shall be true and correct in all respects).

(b)  Performance of Obligations of the Seller and the Company.  The Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Seller.

(c)  Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect or a Seller Material Adverse Effect.

(d)  The Seller (i) shall have duly executed and delivered to the Purchaser the Assignment and any certificates representing all of the FCC Equity Interests with duly executed powers attached in proper form for transfer to the Purchaser and (ii) shall have duly executed and delivered any other documents that are necessary to transfer record title to the FCC Equity Interests to the Purchaser pursuant to Section 3.2 of the Trust Agreement or otherwise.

(e)  U.S. Bank Trust National Association, as Owner Trustee, the Seller and the Purchaser shall have executed and delivered the Amended and Restated Trust Agreement of the Company, whereby the Purchaser is named as substitute owner participant.

(f)  The Credit Agreement shall have been duly executed and delivered by the parties thereto and the conditions precedent to the closing thereof shall have been fulfilled.

(g)  The Seller shall have delivered to the purchaser an officer’s certificate executed by an authorized representative of the Seller, to which is attached the formation and governing documents of the Seller, certified as to their completeness and correctness by the signing officer.

SECTION 6.03.      Conditions to Obligation of the Seller.  The obligation of the Seller to complete the Transactions is subject to the satisfaction (or written waiver by the Seller) on or prior to the Purchase Date, of each of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of the Purchaser made in this Agreement and the Ancillary Agreements shall be true and correct in all material respects as of the date of this Agreement and as of the Purchase Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct as of such other date) and except to the extent that such representations and warranties are qualified by materiality or by reference to a “Material Adverse Effect” (in which case such representations and warranties shall be true and correct in all respects).

(b)  Performance of Obligations of the Purchaser.  The Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser.

(c)  Purchaser Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Purchaser Material Adverse Effect.

SECTION 6.04.      Frustration of Conditions Precedent.  Neither the Purchaser nor the Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01.      Termination.

(a)  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the unconsummated Transactions abandoned on any date (the “Termination Date”) upon or after which any of the following shall have occurred:

(i)            by mutual written consent of the Seller and the Purchaser;

(ii)           by the Seller if (A) any of the conditions set forth in Sections 6.01 or 6.03 shall have become incapable of fulfillment and shall not have been waived by the Seller or (B) if the Purchaser breaches or fails to perform in any material respect its agreements or covenants contained in this Agreement or any Ancillary Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 6.01 or 6.03 and (y) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Purchaser of such breach; or

(iii)          by the Purchaser if (A) any of the conditions set forth in Sections 6.01 or 6.02 shall have become incapable of fulfillment and shall not have been waived by the Purchaser or (B) if the Seller breaches or fails to perform in any material respect its agreements or covenants contained in this Agreement or any Ancillary Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 6.01 or 6.02 and (y) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Seller of such breach;

provided that (x) the party seeking termination pursuant to clause (ii) or (iii) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)  In the event of termination by the Seller or the Purchaser pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other and, to the extent they have not been previously consummated, the Transactions shall be terminated, without further action by any party.  If the Transactions are terminated as provided herein prior to consummation, each party shall return all documents and other material received from or on behalf of the other party relating to the Transactions, whether so obtained before or after the execution hereof, to such other party.

SECTION 7.02.      Effect of Termination.  If this Agreement is terminated and the Transactions are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of Article VIII and this Section 7.02.  Nothing in this Section 7.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

SECTION 7.03.      Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing, the Purchaser, on the one hand, or the Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party (or any of its subsidiaries) was or is obligated to comply with or perform.

ARTICLE VIII

Indemnification

SECTION 8.01.      Indemnification by the Seller.

(a)  From and after the date of this Agreement, the Seller shall be liable for, and shall indemnify each of the Purchaser and its Affiliates, and their respective officers, directors, managers, employees, agents and representatives including, after the Purchase Date, the Company (each, a “Purchaser Indemnitee”), against and hold it harmless from, any loss, liability, claim, damage or expense including reasonable legal fees and expenses (collectively, “Losses”), suffered or incurred by such Purchaser Indemnitee to the extent arising from:

(i)            any breach of any representation or warranty of the Seller contained in this Agreement; and

(ii)           any breach of any agreement or covenant of the Seller contained in this Agreement.

(b)  Except as otherwise specifically provided in this Agreement, including, without limitation, Section 2.06, or in any Ancillary Agreement, the Purchaser acknowledges that its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Ancillary Agreements and the Transactions, the Company and its assets and liabilities (other than claims of, or causes of action arising from, fraud or criminal activity) shall be pursuant to the indemnification provisions set forth in this Article VIII.

SECTION 8.02.      Indemnification by Purchaser.

(a)  From and after the date of this Agreement, the Purchaser shall indemnify each of the Seller and its Affiliates and their respective officers, directors, managers, employees, agents and representatives (each, a “Seller Indemnitee”), against and hold it harmless from any Loss suffered or incurred by such Seller Indemnitee to the extent arising from:

(i)            any breach of any representation or warranty of the Purchaser contained in this Agreement; and

(ii)           any breach of any agreement or covenant of the Purchaser contained in this Agreement.

SECTION 8.03.      Limits on Indemnification.  In no event shall any indemnifying party have liability for any consequential, incidental, indirect, punitive, special or exemplary damages, lost profits, diminution in value or similar items, or any other damages that are not a reasonably foreseeable consequence of the breach giving rise to the claim for indemnification.  A party shall not be required to indemnify, and shall not have any liability, under this Article VIII, to the extent the liability or obligation arises as a result of the gross negligence or willful misconduct of the other party or any of the other party’s Affiliates.

SECTION 8.04.      Procedures.

(a)  Third Party Claims.  In order for a Person (the “indemnified party”) to be entitled to any indemnification provided under Sections 8.01 or 8.02 in respect of, arising out of or involving a claim made by any Person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing (and in reasonable detail) of the Third Party Claim within ten (10) Business Days after receipt by such indemnified party of notice of the Third Party Claim; provided that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.  Thereafter, the indemnified party shall deliver to the indemnifying party, as promptly as practicable and in any event within five (5) Business Days’ time after the indemnified party’s receipt thereof, copies of all notices and material documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b)  Assumption.  If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided that such counsel is not reasonably objected to by the indemnified party.  Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof provided that if (i) the indemnifying party fails to take reasonable steps necessary to defend diligently such matter or (ii) a reasonable likelihood exists of a conflict of interest between the indemnifying party and the indemnified party, the indemnified party may assume its own defense, and the indemnifying party shall be liable for all reasonable costs or expenses paid or incurred by the indemnified party in connection therewith.  If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.  The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof.  If the indemnifying party elects to assume the defense of a Third Party Claim, all the indemnified parties shall cooperate (at the indemnifying party’s request) in the defense thereof.  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (such consent not to be unreasonably withheld).  If the indemnifying party assumes the defense of a Third Party Claim, the indemnifying party shall be authorized to consent to any settlement, judgment, compromise or discharge of such Third Party Claim, without the consent of any indemnified party, provided that such settlement, judgment, compromise or discharge involves solely the payment of money and obligates the indemnifying party to pay the full amount of any damages in connection therewith.

(c)  Other Claims.  In the event any indemnified party should have a claim against any indemnifying party under Sections 8.01 or 8.02  that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver written notice of such claim with reasonable promptness to the indemnifying party.  The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 8.01 or 8.02, except to the extent that the indemnifying party has been prejudiced by such failure.  All the indemnified parties shall cooperate in the investigation by the indemnifying party of any such claim.  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)  Mitigation.  The Purchaser and the Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by using all reasonable efforts to mitigate or resolve any such claim or liability.

SECTION 8.05.      Survival of Representations.  The representations and warranties, covenants and agreements contained in this Agreement and in any document delivered in connection herewith shall survive indefinitely solely for purposes of this Article VIII and Section 2.06.

SECTION 8.06.      No Additional Representations.  The Purchaser acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, tax returns, contracts and other properties and assets of the Company that it and its representatives have desired or requested to see or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of the Seller to discuss the business of the Company.  The Purchaser acknowledges and agrees that (a) it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its business, (b) none of the Seller, the Company, their representatives or any other Person has made any representation or warranty, expressed or implied, as to the Company or its business or the accuracy or completeness of any information regarding the Company or its business furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement or the Ancillary Agreements, (c) the Purchaser has not relied on any representation or warranty from the Seller, the Company, their representatives or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement or the Ancillary Agreements, and (d) none of the Seller or any other Person shall have or be subject to any liability to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use of, any such information, including any information, documents or material made available to the Purchaser in any physical or electronic “data rooms”, management presentations or in any other form in expectation of the Transactions.  The Purchaser acknowledges that, should the Purchase Date occur, the Purchaser shall acquire the assets of the Company without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement and the Ancillary Agreements.

SECTION 8.07.      Indemnification If Negligence Of Indemnified Party.  THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE VIII SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED ON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM  INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION.  THE PARTIES AGREE THE PRECEDING SENTENCE IS COMMERCIALLY CONSPICUOUS.  Each Indemnified Party’s rights and remedies set forth in this Agreement will not be deemed waived by such Indemnified Party’s consummation of the Transactions and will be effective regardless of any inspection or investigation conducted, or the awareness of any matters acquired (or capable or reasonably capable of being acquired), by or on behalf of such indemnified party or by its directors, officers, employees or representatives or at any time (regardless of whether notice of such knowledge has been given to indemnifying party), whether before or after the date of this Agreement or the Purchase Date with respect to any circumstances constituting a condition under this Agreement, unless any waiver specifically so states.

ARTICLE IX

General Provisions

SECTION 9.01.      Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by the Seller or the Purchaser without the prior written consent of the other party.  Any attempted assignment in violation of this Section 9.01 shall be void.

SECTION 9.02.      No Third-Party Beneficiaries.  Except as provided in Section 5.05 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 9.03.      Notices.  All notices and other communications required and permitted to be given hereunder shall be in writing and shall be delivered by hand, sent by facsimile, electronic mail or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, as follows:

(a)  if to the Purchaser,

815 East Market Street
Akron, Ohio 44305
Fax No.: (330) 376-2527
Attention: John Head
Email: johnh@fairfinance.com

with a mandatory copy to:

Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Fax No.: (214) 661-6697
Attention: Jeffrey M. Sone
Email: jsone@jw.com

(b)  if to the Seller,

1345 Avenue of the Americas, 46th Floor
New York, NY 10105
Attention:  Lance Sherer

SECTION 9.04.      Interpretation; Exhibits and Schedules.  The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations between the parties hereto, and no party shall be construed as having drafted this Agreement.

SECTION 9.05.      Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each of the parties has signed and delivered to the other parties one or more such counterparts.  Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

SECTION 9.06.      Entire Agreement.  This Agreement and the Ancillary Agreements, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

SECTION 9.07.      Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or  unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

SECTION 9.08.      Consent to Jurisdiction.  Each party irrevocably submits to the non-exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby.  Each party agrees to commence any such proceeding either in the United States District Court for the Southern District of New York or if such proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  Each party further agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth above shall be effective service of process for any proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.08.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any proceeding arising out of this Agreement, any Ancillary Agreement or the Transactions in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 9.09.      Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

SECTION 9.10.      Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Seller, and the Purchaser have duly executed this Agreement as of the date first written above.

DRAWBRIDGE SPECIAL
OPPORTUNITIES FUND LP

BY:	DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC, General Partner

By:	/s/ Constantine M. Dakoljas
Name:	Constantine M. Dakoljas
Title:	President

Trust Purchase Agreement

IN WITNESS WHEREOF, the Seller, and the Purchaser have duly executed this Agreement as of the date first written above.

PURCHASER:

CLST ASSET I, LLC

By:	/s/ Robert Kaiser
Name:	Robert Kaiser
Title:	Chief Executive Officer

Trust Purchase Agreement

Exhibit A

Certain Definitions

“Administrative Agent” has the meaning set forth in the Credit Agreement.

“Affiliate” of any Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the first Person.  The terms “control” or “controlled”, as used in the immediately preceding sentence, mean the possession, directly or indirectly, of the power, directly or indirectly, to direct or cause the direction of the management or policies of the controlled Person through the ownership of fifty percent (50%) or more of the voting rights attributable to the equity interests in such Person, by contract, by the general partner of a Person that is a partnership, or otherwise.

“Agreement” has the meaning provided in the introductory paragraph hereof.

“Ancillary Agreements” shall have the meaning set forth in Section 2.02.

“Applicable Law” is defined in the Credit Agreement.

“Assignment” shall have the meaning set forth in Section 1.02(a).

“Bankruptcy Code” means the United States bankruptcy code, as set forth in Title 11 of the United States Code, as amended from time to time.

“Benefit Plan” means any “employee benefit plan” as defined in Title IV of ERISA in respect of which the Seller or the Company or any ERISA Affiliate of the Seller or the Company is, or at any time during the preceding six years was, and “employer” as defined in Title IV of ERISA.

“Business Day” means any day (other than a Saturday or Sunday) on which banking institutions in New York, New York are not authorized or required to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the second paragraph of this Agreement.

“Company Assets” means all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Company in the property identified in clauses (a) through (c) below and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses,  equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter of credit rights, software, supporting obligations, accessions, and other property of the Company consisting of, arising out of, or related to any of the following:

(a)           the Receivables and all monies due or to become due tin payment under such Receivables, including, but not limited to, all Collections (as such term is defined in the Credit Agreement);

(b)           all Related Security with respect to the Receivables referred to in clause (a) above; and

(c)           all income and Proceeds of the foregoing.

“Company Material Adverse Effect” means any circumstance, event, occurrence, change or effect that, individually or in the aggregate, is materially adverse to the business, assets, financial condition or results of operations of the Company.

“Contract” means a Mortgage Contract, a Non-Mortgage Contract or any other form of retail installment contract.

“Contractor” means the Person that enters into a Contract with an Obligor to provide the home improvement services specified therein.

“Contractor Sale Agreement” means a “Continuous Buy-Sell Agreement”, entered into by First Consumer Credit, Inc. (or FCC Finance, LLC as successor thereto) with a Contractor, whereby First Consumer Credit, Inc. (or FCC Finance, LLC as successor thereto) agreed to advance the purchase price of a Contract to such Contractor, for the benefit of the original lender thereunder, together with all schedules, supplements and amendments thereto and each other document and instrument related thereto.

“Credit Agreement” means that certain credit agreement, dated as of November 6, 2008, by and among FCC Finance, LLC, as the servicer, the Company, as the borrower, Fortress Credit Co LLC, as a lender and as the administrative agent, U.S. Bank National Association, as the collateral custodian, and Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), as the backup servicer (as such agreement may be amended, modified, waived, supplemented, restated or replaced from time to time).

“Credit and Collections Policy” is defined in the Credit Agreement.

“Defaulted Receivable” means a Receivable as to which any of the following has occurred:  (a) all or any portion of a contractual payment due under such Receivable is 121 or more days past due, (b) the payment terms related to such Receivable have been restructured or modified in any way due to credit reasons or for the purpose of preventing such Receivable from becoming a Defaulted Receivable prior to the Purchase Date, (c) a charge-off has been taken with respect to such Receivable as a result of a bankruptcy proceeding or otherwise or (d) the servicer of the Receivable has determined (or should have determined) in accordance with the its credit and collection policy, servicing standard or otherwise that such Receivable is not collectible.

“Dollar”, “Dollars”, “U.S. Dollars” and the symbol “$” means the lawful currency of the United States of America.

“Eligible Obligor” means any Obligor that:

(i)            is a natural person;

(ii)           is not an employee, principal, director or equity holder of the Seller or the Company; and

(iii)          is not a government authority.

“Eligible Receivable” means each Receivable that satisfies each of the following eligibility requirements:

(a)  such Receivable, together with the Underlying Instruments related thereto, (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and by principles of equity (whether considered in a suit at law or in equity), (ii) is not subject to any litigation, material dispute or offset and (iii) contains provisions substantially to the effect that the Obligor’s payment obligations thereunder are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason (except as required by Applicable Law) against the applicable Contractor (if applicable), originator or any assignee thereof;

(b)  such Receivable is denominated and payable only in Dollars (and not in another currency or in kind) in the United States and does not permit the currency or country in which such Receivable is payable to be changed;

(c)  such Receivable is not a Defaulted Receivable;

(d)  such Receivable has an original term to maturity that does not exceed two hundred and forty (240) months;

(e)  no participation interests have been granted to any Person with respect to such Receivable;

(f)  such Receivable was originated in compliance with all Applicable Laws and the related Underlying Instruments comply in all material respects with all Applicable Laws;

(g)  such Receivable is eligible (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to have a security interest therein granted to the Purchaser, and such Receivable does not contain any restrictions that would prohibit the assignment or transfer of such Receivable;

(h)  such Receivable does not contain a confidentiality provision that restricts or purports to restrict the ability of the Purchaser to exercise its rights under this Agreement, including, without limitation, its rights to review the related Servicing File and Underlying Instruments;

(i)  such Receivable provides for (i) periodic payments of accrued and unpaid interest on a current basis, no less frequently than monthly and (ii) such Receivable is fully amortizing over its term and provides for a fixed, non-usurious rate of interest (simple interest);

(j)  all consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority or any other Person required to be obtained, effected or given in connection with the making, acquisition, transfer or performance of such Receivable have, to the Seller’s knowledge, been duly obtained, effected or given and are in full force and effect;

(k)  such Receivable has not had any of its terms, conditions or provisions amended, modified or waived in any manner inconsistent with the Seller’s or the Company’s credit and collection policy;

(l)  the related Obligor has been instructed to make all payments into a Lockbox Account;

(m)  there are no facts, events or occurrences existing which materially impair the validity, enforceability or collectability of such Receivable or reduce the amount payable or delay payment thereunder;

(n)  (i) the Company has good and marketable title to, and is the sole owner of, such Receivable, and (ii) the Required Receivable File required to be delivered to U.S. Bank National Association, as the collateral custodian, with respect to such Receivable, has been delivered to the collateral custodian;

(o)  the Obligor with respect to such Receivable is an Eligible Obligor;

(p)  all information, representations and warranties provided in writing by the Seller and the Company with respect to such Receivable are true, correct and complete in all material respects;

(q)  the Contract with respect to the Receivable relates to a property located in one of the states of the United States or the District of Columbia;

(r)  the home improvements related to the Contract with respect to the Receivable have been fully completed to the satisfaction of the related Obligor, as evidenced by a completion certificate with respect to such Contract;

(s)  the Contract with respect to the Receivable is not a revolving home equity line of credit;

(t)  the proceeds of the Contract with respect to the Receivable have been fully disbursed and the related Obligor has no additional right to further fundings thereunder;

(u)  if the Contract with respect to the Receivable is a Mortgage Contract, the mortgage related to such Mortgage Contract creates a valid, subsisting and enforceable first,

second, third or fourth priority lien (as applicable) on the related mortgaged property and the lien created thereby has been or will be duly recorded;

(v)  such Receivable constitutes an “instrument”, “general intangible”, “tangible chattel paper” or an “account” (each as defined in the applicable UCC); and

(w)  such Receivable consists of (A) notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance, or services or (B) notes or other evidence of indebtedness resulting from loans to manufacturers, wholesalers, and retailers of, and to prospective purchasers of, specified merchandise, insurance or services.

“Existing Loan Agreement” has the meaning set forth in Section 3.06.

“Financial Statements” has the meaning set forth in Section 3.12.

“FCC Equity Interests” has the meaning provided in the third paragraph of this Agreement.

“including” (and, with correlative meaning, “include,” “included” and “includes”) means including, without limitation.

“Income Tax Items” shall have the meaning set forth in Section 5.05(b).

“indemnified party” shall have the meaning set forth in Section 8.04(a).

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order (i) for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or (ii) appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or (iii) ordering the winding-up or liquidation of such Person’s affairs, provided that such decree or order shall remain unstayed and in effect for a period of 60 consecutive days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, (d) the failure by such Person generally to pay its debts as such debts become due, or (e) the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” means any case, action or proceeding before any court or other governmental authority relating to any Insolvency Event.

“Liens” shall have the meaning set forth in Section 3.05.

“Lockbox Accounts” is defined in the Credit Agreement.

“Losses” shall have the meaning set forth in Section 8.01(a).

“Mortgage” means any mortgage, deed of trust or other instrument creating a first, second or other lien on a fee simple estate in the Mortgaged Property securing a Mortgage Contract.

“Mortgage Contract” means a retail installment contract between a Contractor and one or more Obligors which (i) evidences the obligations of such Obligors to pay for the home improvements sold and/or installed by a Contractor and (ii) is secured by a mortgage on the related mortgaged property, together with all schedules, supplements and amendments thereto and each other document and instrument related thereto.

“Mortgaged Property” means the property which is subject to a Mortgage (including, without limitation, all buildings, improvements and fixtures thereon and all additions, alterations and replacements made at any time with respect to the foregoing) securing a Mortgage Contract.

“Non-Mortgage Contract” means a retail installment contract between a Contractor and one or more Obligors which is not secured by a mortgage and evidences the obligations of such Obligors to pay for the home improvements sold and/or installed by a Contractor together with all schedules, supplements and amendments thereto and each other document and instrument related thereto.

“Obligor” means, with respect to any Receivable, any Person or Persons obligated to make payments pursuant to or with respect to such Receivable, including any guarantor thereof.

“Owner Participant” is defined in the Trust Agreement.

“Owner Trustee” is defined in the Trust Agreement.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other entity.

“Proceeds” means, with respect to any Company Assets, all property that is receivable or received when such Company Asset is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Company Asset.

“Purchase Date” shall have the meaning set forth in Section 1.01.

“Purchase Notice” shall have the meaning set forth in Section 1.01.

“Purchase Price” shall have the meaning set forth in Section 1.03.

“Purchaser” shall have the meaning provided in the introductory paragraph hereof.

“Purchaser Indemnitee” shall have the meaning set forth in Section 8.01(a).

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the Transactions.

“Receivable” and “Receivables” shall have the meaning set forth in the second paragraph of this Agreement.

“Receivables List” shall have the meaning set forth in Section 1.01.

“Records” means all documents relating to the Receivables, including books, records and other information executed in connection with the origination or acquisition of the Receivables and Related Security or maintained with respect to the Receivables and Related Security and the related Obligors that the Company or its designated services have generated, in which the Company has acquired an interest or in which the Company or its designated servicer have otherwise obtained an interest.

“Related Security” means all right, title and interest of the Company in and to the following:

(a) any and all recoveries related to a Defaulted Receivable, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof and all liquidation proceeds;

(b) the Required Receivable Files and Servicing Files related to any Receivable, any Records, and the documents, agreements, and instruments included in the Servicing File or Records;

(c) all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Receivable (including any applicable mortgages), together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(d) all lockbox accounts or other accounts of the Company, to the extent amounts on deposit therein or credited thereto relate to the Company Assets, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;

(e) the Contractor Sale Agreements and the assignment of such Contractor Sale Agreements;

(f) all records (including computer records) with respect to the foregoing; and

(g) all collections, income, payments, proceeds and other benefits of each of the foregoing.

“Required Receivable File” means, for each Receivable, a file containing each of the following items:

(a)           if such Receivable is related to a Non-Mortgage Contract:

(i)            an executed copy of the commitment letter issued by First Consumer Credit, Inc. (or FCC Finance, LLC) to the applicable Contractor relating to such Non-Mortgage Contract;

(ii)           the sole original, executed copy of the related Non-Mortgage Contract (including any amendments, extensions, modifications or waivers with respect thereto) with original assignments of such Contract showing a complete chain of assignments from the applicable Contractor to the Company;

(iii)          an executed copy of the Completion Certificate related to such Non-Mortgage Contract;

(iv)          a copy of the original credit application of the Obligor related to such Non-Mortgage Contract; and

(v)           true and complete copies of all other agreements, documents, any insurance policies and instruments evidencing, securing or guarantying, or required by Applicable Law with respect to, such Non-Mortgage Contract; and

(b)           if such Receivable is related to a Mortgage Contract:

(i)            an executed copy of the commitment letter issued by First Consumer Credit, Inc. (or FCC Finance, LLC) to the applicable Contractor relating to such Mortgage Contract;

(ii)           the sole original, executed copy of the related Mortgage Contract (including any amendments, extensions, modifications or waivers with respect thereto) with original assignments of such Contract showing a complete chain of assignments from the applicable Contractor to the Company;

(iii)          a copy of the Mortgage related to such Mortgage Contract (together with evidence of transmittal of such Mortgage to the appropriate recording office, evidence that all related mortgage taxes have been paid and, promptly after receipt thereof by the servicer thereof and, in any case, within 365 days of the date of such Mortgage Contract, evidence, in form satisfactory to the Purchaser, of recordation of such Mortgage at the appropriate recording office) and original assignments of such Mortgage showing a complete chain of assignments of such Mortgage from origination to the Company (in each case, together with evidence of transmittal of such assignments of mortgage to the appropriate recording office, evidence that all related mortgage tax has been paid and, promptly after receipt thereof by such servicer and, in any case, within 365 days of the pledge of such Mortgage Contract hereunder, evidence, in form satisfactory to the Purchaser, of recordation of such assignments of mortgage at the appropriate recording office);

(iv)          a copy of the title report related to the underlying collateral related to such Mortgage Contract;

(v)           a copy of the original credit application of the Obligor related to such Contract; and

(vi)          true and complete copies of all other agreements, documents, any insurance policies and instruments evidencing, securing or guarantying, or required by Applicable Law with respect to, such Mortgage Contract.

“Seller” shall have the meaning provided in the first paragraph of this Agreement.

“Seller Indemnitee” shall have the meaning set forth in Section 8.02(a).

“Seller Material Adverse Effect” means a material adverse effect on the business, assets, financial condition or results of operations of the Seller, or on the ability of the Seller to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the Transactions.

“Servicing File” means for each Receivable, (a) copies (as opposed to originals) of each of the documents included in the Required Receivable File definition, (b) to the extent applicable for the related Receivable, the original executed (i) guaranty, (ii) credit agreement, (iii) loan agreement, (iv) note purchase agreement, (v) promissory note, (vi) acquisition agreement (or similar agreement), (vii) security agreement and (viii) UCC financing statement(s), in each case as set forth on the Receivables List, (c) a copy of each Contractor Sale Agreement related to such Receivable, and (d) true and complete copies of all other agreements, documents and instruments evidencing, securing or guarantying, or required by Applicable Law with respect to any Contractor Sale Agreement related to such Receivable.

“Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met:  (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Straddle Period” shall have the meaning set forth in Section 5.05(a).

“subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another subsidiary of such first Person.

“Tax” (and, with correlative meaning, “Taxes”) means any U.S. federal, state, local or foreign net income, gross income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or excise tax, windfall profit, severance, production, stamp, environmental (including taxes under Code Section 59A) or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party Claim” shall have the meaning set forth in Section 8.04(a).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Trust Agreement” means the Amended and Restated Trust Agreement, by and among U.S. Bank Trust National Association, as the owner trustee, CLST Asset I, LLC, as the owner participant, and Seller dated as of November 10, 2008, as amended from time to time.

“Underlying Instruments” means the Mortgage Contract or Non-Mortgage Contract and each other agreement that governs the terms of or secures the obligations represented by such Receivable or of which the holders of such Receivable are the beneficiaries.

Exhibit B

Form of Assignment of Equity Interests

FOR VALUE RECEIVED, DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP, a Delaware limited partnership (the “Assignor”) does hereby assign, convey, transfer, deliver and set over unto CLST Asset I, LLC, a Delaware limited liability company (hereinafter referred to as “Assignee”) all right, title and interest in and to all equity interests owned by Assignor (the “Assigned Interest”) in FCC Investment Trust I, a Delaware statutory trust (the “Company”).

Immediately prior to this Assignment, the Assignor owns all of the equity interests in the Company.

TO HAVE AND TO HOLD all right, title and interest in and to the Assigned Interest is hereby transferred, assigned, conveyed, delivered and set over unto the Assignee, its successors and assigns, for its own use and benefit forever, including, without limitation, all rights to capital accounts and distributions, and all rights to income, losses and tax credits. After giving effect to this Assignment, the Assignee will have no further interest in the Company.

The parties shall execute and deliver such further instruments to do such further acts as may be required in good faith to carryout the intent and purpose of this Assignment.

IN WITNESS WHEREOF, the Assignor and Assignee have hereby executed this Assignment of Equity Interest as of November 10, 2008.

ASSIGNOR:

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

BY:	DRAWBRIDGE SPECIAL
OPPORTUNITIES GP LLC,
General Partner

By:
Name:
Title:

ASSIGNEE:

CLST ASSET I, LLC

By:
Name:
Title: